EXHIBIT 99.1

MILLER ENERGY RESOURCES REPORTS FIRST QUARTER RESULTS
——————————————————————————
Reports Highest Quarterly Revenue and Production in Company History

KNOXVILLE, Tenn. - (September 9, 2014) - Miller Energy Resources, Inc. (“Miller”) (NYSE: MILL) reported its results today for the first quarter of fiscal 2015, which ended July 31, 2014.

First Quarter Highlights

•
Average net production increased by 144% year-over-year and 8% quarter-over-quarter, with 3,313 boe/d in the first quarter of fiscal 2015, compared to 1,360 boe/d for the first quarter of 2014 and 3,070 boe/d for the fourth quarter of 2014.

•
Total revenue increased by 95% year-over-year and 15% quarter-over-quarter, with $25.4 million in the first quarter of fiscal 2015, compared to $13.0 million for the first quarter of 2014 and $22.1 million for the fourth quarter of 2014.

•	Closed $250.0 million revolving credit facility led by KeyBank, with an initial borrowing base of $60.0 million, priced at LIBOR plus 300 to 400 basis points.

•	Successfully brought WMRU-2B sidetrack online, with an IP rate of 630 boe/d.

•	Announced planned acquisition of Savant Alaska, LLC on the North Slope, including existing production, substantial midstream assets, and exploration leases.

•
Purchased a 2,400 HP rig (“Rig 36”) from Baker Process, Inc., our third owned rig in Alaska, and entered into a purchase agreement to acquire a fourth rig (“Rig 37”) from Teras Oilfield Support Limited.

•	Announced plans to fully divest Tennessee assets.

•	Announced plans to drastically reduce G&A, by $5.0 million, by the end of the current fiscal year.

“We have begun fiscal 2015 by appreciably growing production and revenue, highlighted by an increase in our total proved PV-10 from $360.9 million at April 30, 2014 to $447.6 million at July 31, 2014, as reported by Ryder Scott,” commented Scott M. Boruff, CEO of Miller Energy.  “During the quarter, we substantially increased production at North Fork and successfully completed our WMRU-2B sidetrack, bringing it online with an IP rate of 630 boe/d. These increases in net production resulted in strong quarter-over-quarter revenue growth. Our year-over-year growth is even more impressive, having approximately doubled our revenues and production.”

“Closing our $250.0 million revolving credit facility led by KeyBank was another major milestone for Miller. Along with adding this banking relationship, we announced our plans to acquire Savant Alaska, LLC on the North Slope, including its existing production, substantial midstream assets, and exploration leases. After quarter end, we also announced that Miller was the successful bidder for an exploration license on an additional 168,000 acres on the Iniskin Peninsula, on the west side of the Cook Inlet. All told, we believe we are on target to meaningfully expand our footprint in Alaska and establish Miller Energy as one of the State's preeminent E&Ps.”

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MILL Reports First Quarter Results
September 9, 2014

First Quarter Results

Average net production increased by 144% year-over-year and 8% quarter-over quarter, with 3,313 boe/d in the first quarter of fiscal 2015, compared to 1,360 boe/d for the first quarter of 2014 and 3,070 boe/d for the fourth quarter of 2014. The production increase was attributable to our WMRU-2B well and increased production at North Fork.

Total revenue increased by 95% year-over-year and 15% quarter-over quarter, with $25.4 million in the first quarter of fiscal 2015, compared to $13.0 million for the first quarter of 2014 and $22.1 million for the fourth quarter of 2014. The increase in revenue was as a result of increased production.

Lease operating expense increased by 17% year-over-year and 34% quarter-over quarter, with $6.6 million in the first quarter of fiscal 2015, compared to $5.6 million for the first quarter of 2014 and $5.0 million for the fourth quarter of 2014. The increase in operating costs was related to our increase in production.

Transportation costs increased by 377% year-over-year and 16% quarter-over quarter, with $3.0 million in the first quarter of fiscal 2015, compared to $0.6 million for the first quarter of 2014 and $2.6 million for the fourth quarter of 2014. The increase in transportation costs was related to our increase in production, particularly at North Fork. Of the transportation costs, $1.8 million were associated with the North Fork transportation tariff paid to Anchor Point Energy (“APE”). The acquisition of APE closed in August 2014, and this tariff will no longer be incurred.

General and administrative costs paid in cash increased by 13% year-over-year and decreased 20% quarter-over-quarter, with $5.4 million in the first quarter of fiscal 2015, compared to $4.8 million for the first quarter of 2014 and $6.8 million for the fourth quarter of 2014. The decrease in general and administrative costs quarter-over-quarter is a result of reduced professional fees.

Depreciation, depletion and amortization expense increased by 198% year-over-year and 52% quarter-over quarter, with $17.0 million in the first quarter of fiscal 2015, compared to $5.7 million for the first quarter of 2014 and $11.2 million for the fourth quarter of 2014. The increase in depreciation, depletion and amortization expense was related to an increase in production and changes in the estimated volumes of our proved reserves between periods.

Adjusted EBITDA increased by 1,073% year-over-year and decreased 47% quarter-over quarter, with $14.0 million in the first quarter of fiscal 2015, compared to $1.2 million for the first quarter of 2014 and $26.5 million for the fourth quarter of 2014. The year-over-year increase in adjusted EBITDA was related to increases in production. The decrease in quarter-over-quarter adjusted EBITDA primarily related to the NOL tax credits applied for in the fourth quarter of 2014.

Loss before income taxes, our most directly comparable GAAP performance measure to adjusted EBITDA, increased by 66% year-over-year and increased 14% quarter-over quarter, with $19.2 million in the first quarter of fiscal 2015, compared to $11.5 million for the first quarter of 2014 and $16.8 million for the fourth quarter of 2014. The change in quarter-over-quarter net loss relates to changes in various expenses, including, but not limited to, changes in depreciation, depletion and amortization expense and NOL tax credits offset by a fourth quarter 2014 loss on debt extinguishment.

Cash expenditures for capital projects and equipment increased by 190% year-over-year and 5% quarter-over quarter, with $46.3 million in the first quarter of fiscal 2015, compared to $16.0 million for the first quarter of 2014 and $43.9 million for the fourth quarter of 2014. The increase in capital expenditures relates to our increase in drilling activity over prior periods.

Operations Update

Redoubt Unit: We are in the process of completing and bringing online RU-9. Following RU-9, we will begin drilling RU-12, which will be drilled from the same leg of the platform as RU-9 using Rig 35.

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MILL Reports First Quarter Results
September 9, 2014

West McArthur River Area: We are in the process of upgrading Rig 36 for drilling our Sabre #1 well and are evaluating joint venture offers for participation in the project. We completed WF-3 and encountered prospective pay zones, but some water intrusion into the well. We are in the process of running a tracer to determine the wet zones and will then pull the completion and implement a cement squeeze to isolate the water.

North Fork: We are in the process of upgrading Rig 37 to begin drilling PUD targets. North Fork production continues to be strong.

Badami (Savant): We are in the process of obtaining the necessary regulatory approvals and expect to close the acquisition in December. We are evaluating a drilling program at Badami for this winter.

Other: We are currently drilling our Olson Creek gas target with the Patterson 191 rig.

Tax Credits: We received tax credit certificates for a total of $31.2 million during the month of August and expect to receive the funds in cash in the next several weeks.

Investor Conference Call
Mr. Scott Boruff, CEO, and Mr. John Brawley, CFO, will host Miller's fiscal 2015 first quarter earnings call. To attend the call, please use the dial in information below. When prompted, ask for the "Miller Energy Resources Q1 2015 conference call".

Date:	Wednesday, September 10, 2014
Time:	10:30 a.m. Eastern Time US
Conference Line (U.S.):	1-888-438-5448
International Dial-In:	1-719-457-2645
Conference ID:	2289750
Webcast:	http://public.viavid.com/indox.php?id=110881

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available until 7:30 p.m. ET on September 10, 2014 to 11:59 p.m. ET on September 24, 2014. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 2289750.

About Miller Energy Resources

Miller Energy Resources is a high growth oil and natural gas exploration, production and drilling company operating in multiple exploration and production basis in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's prolific and hydrocarbon-rich Appalachian Basin including the Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska, Houston, Texas, and Huntsville, Tennessee.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller to experience additional

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MILL Reports First Quarter Results
September 9, 2014

operating losses; material weaknesses in Miller’s internal control over financial reporting and the need to enhance Miller’s systems, accounting, controls and reporting performance; potential limitations imposed by debt covenants under Miller’s senior credit facilities on Miller’s growth and the ability to meet Miller’s business objectives; debt costs under Miller’s existing senior credit facilities; the ability of Miller’s lenders to redetermine the borrowing base under the First Lien RBL; Miller’s ability to meet the financial and production covenants contained in the First Lien RBL and/or Second Lien Credit Facility; whether Miller is able to complete or commence its drilling projects within its expected time frame or expected budget; Miller’s ability to recover proved undeveloped reserves; Miller’s ability to successfully acquire, integrate and exploit new productive assets in the future; whether Miller can establish production on certain leases in a timely manner before expiration; Miller’s ability to complete the work commitments required as terms of its Susitna Basin Exploration Licenses; Miller’s experience with horizontal drilling; risks associated with the hedging of commodity prices; Miller’s dependence on third party transportation facilities; concentration risk in the market for the oil and natural gas Miller produces in Alaska; Miller’s ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; uncertainties related to deficiencies identified by the SEC in our Form 10-K for 2011; the impact of natural disasters on Miller’s Cook Inlet Basin operations; the effect of global market conditions on Miller’s ability to obtain reasonable financing and on the prices of Miller’s common stock, Series C Preferred Stock and Series D Preferred Stock; limitations placed on Miller with respect to the issuance and/or designation of additional preferred stock; litigation risks; the imprecise nature of Miller’s reserve estimates; risks related to drilling dry holes or wells without commercial quantities of hydrocarbons; fluctuating oil and gas prices and the impact on Miller’s results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; the potential for shortages or increases in costs of equipment, services and qualified personnel; strong industry competition; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the potential to incur substantial penalties and fines if Miller fails to comply with all applicable FERC administered statutes, rules, regulations and orders; new regulation on derivative instruments used by Miller to manage its risk against fluctuating commodity prices; the impact that proposed federal, state, or local regulation regarding hydraulic fracturing could have on Miller; the effect that future environmental legislation could have on various costs; the impact of certain provisions included in the FY2015 U.S. federal budget on certain tax incentives and deductions Miller currently uses; that no dividends may be paid on our common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates; the effects of the change of control conversion features of the Series C and Series D Preferred Stock on a potential change of control; the junior ranking of the Series C and Series D Preferred Stock to the Series B Preferred Stock and all of Miller’s indebtedness; Miller’s ability to pay dividends on the Series C or Series D Preferred Stock; whether Miller’s Series C or Series D Preferred Stock is rated; the ability of Miller’s Series C or Series D Preferred Stockholders to exercise conversion rights upon a change of control; fluctuations in the market price of our Series C or Series D Preferred Stock; whether Miller issues additional shares of Series C or Series D Preferred Stock or additional series of preferred stock that rank on parity with the Series C and Series D Preferred Stock; the very limited voting rights held by the Series C and Series D Preferred Stockholders; the newness of the Series D Preferred Stock and the limited trading market of the Series C and Series D Preferred Stock; and risks related to the continued listing of the Series C and Series D Preferred Stock on the NYSE. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2014. Capitalized terms used above but not defined above are defined in Miller’s Annual Report. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking

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MILL Reports First Quarter Results
September 9, 2014

statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

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MILL Reports First Quarter Results
September 9, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED OPERATING DATA
(Unaudited)
(Dollars in thousands, except per unit and per day data)

	Three Months Ended
	July 31, 2014	April 30, 2014	July 31, 2013

Net production volumes:
Oil volume - bbls	208,821	168,563	115,410
Natural gas volume - mcf	575,883	628,232	58,021
Total production - boe (1)	304,802	273,268	125,080

Average daily production (bbls/d)	2,270	1,894	1,254
Average daily production (mcf/d)	6,260	7,059	631
Average daily production (boe/d)	3,313	3,070	1,360

Average realized sales prices:
Average realized oil sales price - bbl	$100.44	$102.74	$104.57
Average realized natural gas sales price - per mcf	6.83	6.84	4.63
Average realized sales price - per boe (2)	75.23	79.25	98.69

Lease operating expenses (boe/d)	$21.74	$18.15	$45.09
Transportation costs (boe/d)	9.79	9.43	5.00

Depreciation, depletion and amortization	16,978	11,176	5,692
General and administrative expenses	9,511	10,652	6,360
General and administrative costs paid in cash	5,401	6,788	4,760
Adjusted EBITDA	14,001	26,468	1,194
Loss before income taxes	(19,203)	(16,795)	(11,547)
———————

1
These figures show production on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

2
These figures show sales on a boe basis in which natural gas is converted to an equivalent barrel of oil based on a 6:1 energy equivalent ratio. This ratio is not reflective of the current price ratio between the two products.

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MILL Reports First Quarter Results
September 9, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share data)

	July 31, 2014	April 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,719	$5,749
Restricted cash	1,455	679
Accounts receivable, net of allowances of $364 and $252	6,188	6,409
Alaska production credits receivable, net of allowances of $2,159 and $7,124	53,614	49,121
Inventory	9,839	5,102
Prepaid expenses and other	4,373	3,940
Assets held for sale	236	236
Total current assets	79,424	71,236
OIL AND GAS PROPERTIES, NET	635,655	644,827
EQUIPMENT, NET	40,064	35,369
OTHER ASSETS:
Land	1,848	1,848
Restricted cash, non-current	13,580	12,075
Deferred financing costs, net	2,603	803
Other assets	822	664
Total assets	$773,996	$766,822
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$45,228	$38,836
Accrued expenses	11,439	20,446
Short-term portion of derivative instruments	5,697	3,315
Deferred income taxes	5,060	2,858
Current portion of long-term debt, including capital leases	8,401	9,459
Total current liabilities	75,825	74,914
OTHER LIABILITIES:
Deferred income taxes	130,217	139,768
Asset retirement obligation	23,372	22,872
Long-term portion of derivative instruments	6,964	4,006
Long-term debt and capital leases, less current portion	196,872	174,743
Other	25	—
Total liabilities	433,275	416,303

MEZZANINE EQUITY:
Series C Cumulative Preferred Stock, redemption amount of $78,124, 3,250,000 shares authorized, 3,069,968 and 3,069,968 shares issued and outstanding as of July 31, 2014 and April 30, 2014, respectively	68,454	67,760

STOCKHOLDERS' EQUITY:
Series D Cumulative Redeemable Preferred Stock, redemption amount of $35,034 and $32,378, 4,000,000 shares authorized, 1,132,752 and 1,070,448 shares issued and outstanding as of July 31, 2014 and April 30, 2014, respectively	31,711	30,041
Series D Cumulative Redeemable Preferred Stock, 213,586 shares held in escrow	(5,000)	(5,000)
Common stock, $0.0001 par, 500,000,000 shares authorized, 46,108,061 and 45,756,697 shares issued and outstanding as of July 31, 2014 and April 30, 2014, respectively	5	4
Additional paid-in capital	102,247	98,788
Retained earnings	143,304	158,926
Total stockholders' equity	272,267	282,759
Total liabilities and stockholders' equity	$773,996	$766,822

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MILL Reports First Quarter Results
September 9, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	July 31, 2014	April 30, 2014	July 31, 2013
REVENUES:
Oil sales	$19,301	$17,488	$12,258
Natural gas sales	5,797	4,298	270
Other	281	340	480
Total revenues	25,379	22,126	13,008
OPERATING EXPENSES:
Lease operating expense	6,626	4,960	5,640
Transportation costs	2,984	2,576	625
Cost of purchased gas sold	972	—	—
Cost of other revenue	340	303	284
General and administrative	9,511	10,653	6,360
Alaska carried-forward annual loss credits, net	(3,055)	(16,342)	—
Exploration expense	296	1,223	286
Depreciation, depletion and amortization	16,978	11,176	5,692
Accretion of asset retirement obligation	346	336	297
Other operating expense, net	4	890	—
Total operating expense	35,002	15,775	19,184
OPERATING INCOME (LOSS)	(9,623)	6,351	(6,176)
OTHER EXPENSE:
Interest expense, net	(2,799)	(3,419)	(2,281)
Loss on derivatives, net	(6,903)	(4,590)	(3,076)
Other income (expense), net	122	8	(14)
Loss on debt extinguishment	—	(15,145)	—
Total other expense	(9,580)	(23,146)	(5,371)
LOSS BEFORE INCOME TAXES	(19,203)	(16,795)	(11,547)
Income tax benefit	7,349	3,246	4,619
NET LOSS	(11,854)	(13,549)	(6,928)
Accretion of Series C and D preferred stock	(822)	(786)	(453)
Series C and D preferred stock cumulative dividends	(2,946)	(2,906)	(2,036)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,622)	$(17,241)	$(9,417)

LOSS PER COMMON SHARE:
Basic	$(0.34)	$(0.38)	$(0.22)
Diluted	$(0.34)	$(0.38)	$(0.22)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	45,922,162	44,886,838	43,455,054
Diluted	45,922,162	44,886,838	43,455,054

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MILL Reports First Quarter Results
September 9, 2014

MILLER ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (Dollars in thousands)

	Three Months Ended
	July 31, 2014	July 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,854)	$(6,928)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	16,978	5,692
Amortization of deferred financing fees and debt discount	362	280
Expense from issuance of equity	2,599	1,666
Dry hole costs, leasehold impairments and non-cash exploration expenses	—	157
Deferred income taxes	(7,349)	(4,619)
Derivative contracts:
Loss on derivatives, net	6,903	3,076
Cash settlements	(1,449)	(557)
Alaska carried-forward annual loss credits, net	(3,055)	—
Accretion of asset retirement obligation	346	297
Other, net	(792)	1,043
Changes in operating assets and liabilities:
Receivables	687	(4,804)
Inventory	(52)	(97)
Prepaid expenses and other assets	571	(669)
Accounts payable, accrued expenses and other	3,529	1,032
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,424	(4,431)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for oil and gas properties	(40,182)	(15,235)
Proceeds from Alaska expenditure and exploration based credits	21,837	—
Prepayment of drilling costs	(1,151)	(2,339)
Purchase of equipment and improvements	(6,129)	(739)
NET CASH USED IN INVESTING ACTIVITIES	(25,625)	(18,313)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends	(2,904)	(1,315)
Payments on debt	(2,306)	—
Proceeds from First Lien RBL	30,000	—
Payments on First Lien RBL	(10,000)	—
Proceeds from capital lease obligations	3,250	—
Principal payments on capital lease obligations	(112)	—
Debt acquisition costs	(2,417)	—
Issuance of preferred stock	1,587	23,508
Equity issuance costs	(45)	(1,534)
Exercise of equity rights	1,399	63
Restricted cash	(2,281)	2,596
NET CASH PROVIDED BY FINANCING ACTIVITIES	16,171	23,318
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,030)	574

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,749	2,551
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,719	$3,125
SUPPLEMENTARY CASH FLOW DATA:
Cash paid for interest	$5,355	$694
SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increases in capital expenditures included in accounts payable and accrued expenses	$—	$12,991
Reduction of oil and gas properties and equipment from applications for Alaska expenditure and exploration based credits	$23,275	$5,642
Accretion of preferred stock	$822	$453

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MILL Reports First Quarter Results
September 9, 2014

Regulation G Disclosure - Discussion of Non-GAAP Financial Data and Reconciliation to GAAP
This press release contains non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including that in our public filings.

To supplement the Company's condensed consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use non-GAAP adjusted EBITDA, or adjusted Earnings Before Income Taxes, Depreciation and Amortization, as a measure to evaluate earnings by excluding certain non-cash expenses as set forth in the table below. The Company uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's performance and liquidity. The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management's internal comparisons to historical performance and liquidity as well as comparisons to competitors' operating results. The Company believes this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of the business.

Adjusted EBITDA Reconciliations

	Three Months Ended
	July 31, 2014	April 30, 2014	July 31, 2013
	(dollars in thousands)
Loss before income taxes	$(19,203)	$(16,795)	$(11,547)
Adjusted by:
Interest expense, net	2,799	3,419	2,281
Depreciation, depletion and amortization	16,978	11,176	5,692
Asset impairments	—	890	—
Accretion of asset retirement obligation	346	336	297
Exploration costs	296	1,223	286
Loss on debt extinguishment	—	15,145	—
Stock-based compensation	2,599	3,914	1,666
Non-cash employee bonuses	1,545	—	—
Non-recurring litigation settlements and related matters	1,374	2,217	—
Non-recurring North Fork Properties gas transportation costs	1,813	1,403	—
Derivative contracts:
Loss on derivatives, net	6,903	4,590	3,076
Cash settlements	(1,449)	(1,050)	(557)
Adjusted EBITDA	$14,001	$26,468	$1,194

For more information, please contact the following:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us